Exhibit 15.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Education Management Corporation and Subsidiaries

We have reviewed the condensed consolidated balance sheets of Education Management Corporation and Subsidiaries as of March 31, 2005 and 2004, and the related condensed consolidated statements of income for the three-month and nine-month periods ended March 31, 2005 and 2004, and the condensed consolidated statements of cash flows for the nine-month periods ended March 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Education Management Corporation and Subsidiaries as of June 30, 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended not presented herein and in our report dated August 3, 2004, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 2004, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Ernst & Young LLP

May 10, 2005